Exhibit 99.1

Investor Relations inquiries:	Media inquiries:
Jerome Holland	Jeff S. Hull
Matson, Inc.	Matson, Inc.
510.628.4021	510.628.4534
jholland@matson.com	jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER EPS OF $0.63, FULL YEAR EPS OF $1.63, AND PROVIDES 2015 OUTLOOK

•                  4Q2014 EPS of $0.63 more than doubled $0.31 of EPS in 4Q2013 excluding the litigation charge

•                  2014 Net Income of $70.8 million versus $53.7 million in 2013, up 31.8% YOY

•                  2014 EBITDA of $209.0 million versus $169.3 million in 2013, up 23.4% YOY

•                  2014 Return on Invested Capital of 11.9% and Free Cash Flow per Share of $3.18

HONOLULU, Hawaii (February 24, 2015) — Matson, Inc.(“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $27.8 million, or $0.63 per diluted share for the quarter ended December 31, 2014 compared with $7.3 million, or $0.17 per diluted share in 2013.  The fourth quarter 2013 was negatively impacted by a litigation charge of $0.14 per share. Consolidated revenue for the fourth quarter 2014 was $443.5 million compared with $410.9 million reported for the fourth quarter 2013.

For the full year 2014, Matson reported net income of $70.8 million, or $1.63 per diluted share compared with $53.7 million or $1.25 per diluted share in 2013. Full year 2013 results were negatively impacted by the litigation charge of $0.14 per share.  Consolidated revenue for the full year 2014 was $1,714.2 million, compared with $1,637.2 million in 2013.

Matt Cox, Matson’s President and Chief Executive Officer commented, “2014 was a good year for Matson, punctuated by a strong fourth quarter.  Performance improved in all of our business lines, buoyed by demand for our expedited China service, modest market growth in Hawaii and Guam, and continued improvements in Logistics operations and SSAT. The sharp decline in bunker fuel prices also had a positive timing impact on our results, as fuel surcharge collections outpaced fuel expenditures late in the third quarter and continued into the fourth quarter. For the full year, we generated $165.7 million of cash flow from operations of which $27.9 million was used for capital expenditures and the remainder of $137.8 million provided free cash flow per share of $3.18.”

Mr. Cox continued, “Looking to 2015, we see a year of opportunity and challenge.  We are excited to enter the Alaska trade once we close our pending transaction with Horizon Lines and also expect our Logistics group to improve on a good 2014 result. However, new vessel capacity is expected to enter our core Hawaii market in the first half of the year and ongoing port congestion on the U.S. West Coast is testing our cargo handling capabilities.  Overall, we expect to deliver 2015 operating results that are modestly higher than the solid results posted in 2014. Further, we expect our core business platforms to continue to generate significant cash flow to

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comfortably sustain our dividend. Our balance sheet remains in good shape, which will provide the foundation for our pending Alaska acquisition and the funding of the construction of our new Aloha-class vessels. We are encouraged by our prospects and ready for the year ahead.”

Fourth Quarter 2014 Discussion and 2015 Outlook

Ocean Transportation: Market growth continued in Hawaii during the fourth quarter 2014; however, the Company experienced modest competitive losses in eastbound backhaul freight.  The Company believes that the Hawaii economy is in a multi-year recovery and is anticipating modest market growth in the trade in 2015.  However, containership capacity is projected to increase in the first half of 2015 as a competitor is expected to launch an additional new vessel into the trade. As a result, the Company expects its 2015 Hawaii container volume to approximate the 2014 level.

During the fourth quarter 2014, the Company realized significantly higher freight rates in its China trade, reflecting the high demand for its expedited transpacific service, which was amplified by cargo availability delays experienced by other ocean carriers associated with port congestion on the U.S. West Coast. International vessel overcapacity is expected to continue in 2015 with vessel deliveries outpacing demand growth. The Company expects strong demand for its expedited service to continue in 2015 resulting in high vessel utilization levels and premium freight rates.

In Guam, the Company’s container volume increased modestly in the fourth quarter due to general market growth. In 2015, the Company expects market growth in Guam to result in flat to modestly higher container volume compared to 2014, assuming no new competitors enter the market.

The Company plans to maintain its core nine-ship fleet deployment throughout 2015 for the trade lanes referenced above.

The Company’s terminal joint venture, SSAT, showed slight year over year improvement in operating results during the fourth quarter. Notwithstanding the productivity challenges resulting from the ongoing port congestion on the U.S. West Coast, the Company expects modest profit at SSAT for 2015.

Additionally, Matson incurred $4.6 million in legal fees, penalties, and other expenses in 2014 related to the molasses released into Honolulu Harbor in September 2013.  At this stage in the proceedings, the Company is not able to estimate the future costs, penalties, damages or expenses that it may incur related to the incident.

For the full year 2015, Ocean Transportation operating income is expected to be modestly higher than 2014. The Company expects operating income for the first quarter of 2015 to approach levels achieved in the fourth quarter 2014 due to higher freight rates in the China trade, the timing of fuel surcharge collections, and modest volume growth in our core trade lanes.

The Company’s outlook for 2015 excludes any future effects from the September 2013 molasses incident and the pending transaction with Horizon Lines, Inc., pursuant to which the Company will acquire the stock of Horizon, which will include Horizon’s Alaska operations and the assumption of all of Horizon’s non-Hawaii business assets and liabilities.

Logistics: Volume growth in Logistics’ highway businesses extended into the fourth quarter 2014 and, combined with highway yield improvements, drove an increase in operating income margin to 2.8 percent. The Company expects 2015 operating income to exceed the 2014 level of $8.9 million, driven by continued volume growth, expense control and improvements in warehouse operations.

Interest Expense: The Company expects its interest expense in 2015 to decrease slightly from the 2014 amount of $17.3 million.

Income Tax Expense: The effective tax rate for the fourth quarter 2014 was 38.4 percent as compared to 49.3 percent in the fourth quarter 2013. The rate for the fourth quarter 2013 was higher primarily due to the impact of the litigation charge, and a change in timing of Capital Construction Fund (“CCF”) deposits that led to a corresponding increase in tax expense.  The Company expects its 2015 effective tax rate to be approximately 38.5 percent.

Other: The Company expects maintenance capital expenditures for 2015 to be approximately $40.0 million and, in addition, has scheduled contract payments of $33.4 million in 2015 relating to its two vessels under construction.  The Company also expects to make additional contributions to its CCF in 2015, which may exceed the $65.5 million net contribution made in 2014.

Results By Segment

Ocean Transportation — Three months ended December 31, 2014 compared with 2013

	Three-Months Ended December 31
(dollars in millions)	2014	2013	Change
Ocean Transportation revenue	$333.2	$309.4	7.7%
Operating costs and expenses	286.9	293.4	(2.2)%
Operating income	$46.3	$16.0	189.4%
Operating income margin	13.9%	5.2%

Volume (Units) (1)
Hawaii containers	34,300	33,900	1.2%
Hawaii automobiles	14,500	18,500	(21.6)%
China containers	17,600	15,500	13.5%
Guam containers	6,300	6,200	1.6%
Micronesia/South Pacific containers	4,100	4,800	(14.6)%

(1) Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean Transportation revenue increased $23.8 million, or 7.7 percent, during the fourth quarter 2014 compared with the fourth quarter 2013.  This increase was due primarily to higher freight rates in China, higher fuel surcharge revenue, and container yield and volume growth across major trade lanes, partially offset by lower automobile volume.

Compared with the fourth quarter 2014, Hawaii and Guam container volume increased 1.2 percent and 1.6 percent, respectively, due to modest market growth; China volume increased 13.5 percent, the result of an additional sailing; and Micronesia/South Pacific volume decreased 14.6 percent due to fewer sailings in the quarter.  Hawaii automobile volume decreased 21.6 percent primarily due to certain customer losses.

Ocean Transportation operating income increased $30.3 million during the fourth quarter 2014 compared with 2013. The increase was primarily due to higher freight rates in the Company’s expedited China service, the timing of fuel surcharge collections, and higher container yields and volume across major trade lanes, partially offset by higher terminal handling expenses and higher general and administrative expenses some of which were associated with the Company’s pending acquisition of Horizon’s Alaska operations.  In addition, the fourth quarter 2013 was negatively impacted by the $9.95 million litigation charge.  In the fourth quarter 2014, the Company incurred $0.4 million in legal and other expenses related to the molasses released into Honolulu Harbor in September 2013 which compared to $1.7 million in the fourth quarter 2013.

The Company’s terminal joint venture, SSAT, contributed $1.2 million during the fourth quarter 2014, compared to a $1.0 million contribution in the fourth quarter 2013. The slight year over year improvement was primarily due to increased lift volume.

Ocean Transportation — Year ended December 31, 2014 compared with 2013

	Year Ended December 31
(dollars in millions)	2014	2013	Change
Ocean Transportation revenue	$1,278.4	$1,229.4	4.0%
Operating costs and expenses	1,147.3	1,135.1	1.1%
Operating income	$131.1	$94.3	39.0%
Operating income margin	10.3%	7.7%

Volume (Units) (1)
Hawaii containers	138,300	138,500	(0.1)%
Hawaii automobiles	70,600	81,500	(13.4)%
China containers	62,000	61,300	1.1%
Guam containers	24,600	24,100	2.1%
Micronesia/South Pacific containers	14,800	12,800	15.6%

(1) Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean Transportation revenue increased $49.0 million, or 4.0 percent during the year ended December 31, 2014 compared to the prior year. This increase was due primarily to higher freight yields across major trade lanes, higher fuel surcharge revenue, and increased volume in the South Pacific, partially offset by lower automobile volume.

During the year ended December 31, 2014, container volumes in Hawaii and China were relatively flat; Guam volume increased modestly due to timing of shipments; and Micronesia/South Pacific volume increased 15.6 percent reflecting a full year of operations and service reconfiguration in the South Pacific.  Hawaii automobile volume decreased 13.4 percent primarily due to certain customer losses.

Ocean Transportation operating income increased $36.8 million, or 39.0 percent during the year ended December 31, 2014. The increase was primarily due to higher freight yields across major trade lanes, the timing of fuel surcharge collections, lower outside transportation costs, and improved results at SSAT, partially offset by higher terminal handling expenses and higher general and administrative expenses some of which were attributable to the Company’s pending acquisition of Horizon Lines Alaska operations.  In addition, the fourth quarter 2013 was negatively impacted by the $9.95 million litigation charge. In 2014, the Company incurred $4.6 million in penalties, legal and other expenses related to the molasses released into Honolulu Harbor in September 2013 compared to $3.0 million in 2013.

The Company’s terminal joint venture, SSAT, contributed $6.6 million during the year ended December 31, 2014, compared to a $2.0 million loss in 2013. The increase was primarily attributable to increased lift volume and the absence of transition costs related to the Oakland terminal expansion in 2013.

Logistics — Three months ended December 31, 2014 compared with 2013

	Three-Months Ended December 31
(dollars in millions)	2014	2013	Change
Intermodal revenue	$58.2	$59.0	(1.4)%
Highway revenue	52.1	42.5	22.6%
Total Logistics Revenue	110.3	101.5	8.7%
Operating costs and expenses	107.2	99.6	7.6%
Operating income	$3.1	$1.9	63.2%
Operating income margin	2.8%	1.9%

Logistics revenue increased $8.8 million, or 8.7 percent, during the fourth quarter 2014 compared to 2013. This increase was primarily due to higher highway volume, partially offset by lower international intermodal volume.

Logistics operating income for the fourth quarter 2014 increased by $1.2 million compared to 2013.  The increase was primarily driven by continuing improvements in highway yield and volume, and warehouse operations, partially offset by lower domestic intermodal yield.

Logistics — Year ended December 31, 2014 compared with 2013

	Year Ended December 31
(dollars in millions)	2014	2013	Change
Intermodal revenue	$243.5	$244.2	(0.3)%
Highway revenue	192.3	163.6	17.5%
Total Logistics Revenue	435.8	407.8	6.9%
Operating costs and expenses	426.9	401.8	6.2%
Operating income	$8.9	$6.0	48.3%
Operating income margin	2.0%	1.5%

Logistics revenue increased $28.0 million, or 6.9 percent, during the year ended December 31, 2014 compared to 2013. This increase was primarily due to higher highway and international intermodal volume, partially offset by lower domestic intermodal volume.

Logistics operating income increased by $2.9 million during the year ended December 31, 2014 compared to 2013. The increase was primarily due to increased highway yield and volume, warehouse operating improvements, and a favorable litigation settlement, partially offset by lower intermodal yield.

EBITDA, ROIC, Cash Flow and Capital Allocation

Matson generated EBITDA of $66.4 million during the fourth quarter 2014 compared to $35.3 million in 2013, an increase of $31.1 million. For the full year 2014, EBITDA was $209.0 million compared to $169.3 million in 2013, an increase of $39.7 million, or 23.4 percent. Excluding the $9.95 million litigation charge, fourth quarter and full year 2013 EBITDA would have been $45.3 million and $179.3 million, respectively.

For the full year 2014, the Company earned a Return on Invested Capital of 11.9 percent in 2014 compared to 10.3 percent in 2013. Cash flow from operations for 2014 was $165.7 million compared to $195.7 million in 2013.  Cash flow from operations in 2013 included positive cash flow from deferred income taxes of $57.5 million, which primarily resulted from the Company’s CCF contributions.

Capital expenditures for the year ended December 31, 2014 totaled $27.9 million, compared with $35.2 million in 2013, which included $8.4 million in progress payments towards the Company’s two vessels under construction.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.17 per share payable on March 5, 2015 to shareholders of record on February 12, 2015.

Liquidity and Debt Levels

Total debt as of December 31, 2014 was $373.6 million, of which $352.0 million was long-term debt. During the fourth quarter 2014, cash and cash equivalents increased by $62.5 million to $293.4 million.  In addition, the Company had $27.5 million on deposit in its CCF as of December 31, 2014. The ratios of Debt and Net Debt to last twelve month EBITDA were 1.8 and 0.3, respectively, as of December 31, 2014.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST/11:30 a.m. HST today to discuss its fourth quarter and annual 2014 performance and business outlook for 2015. The call will be broadcast live on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through Tuesday, March 3, 2015 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 68920322. The slides and audio webcast of the conference call will be archived on the Company’s Investor Relations page of the Matson website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet consists of 18 owned and three chartered vessels including containerships, combination container/roll-on/roll-off ships, and custom-designed barges. Established in 1987, Matson Logistics extends the geographic reach of Matson’s transportation network throughout the continental U.S. Logistics services include domestic and international rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”), Free Cash Flow per Share, Return on Invested Capital (“ROIC”) and Net Debt/EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; consummating and integrating acquisitions, including the pending acquisition and integration of Horizon and the Department of Justice’s antitrust review of the sale of Horizon’s Hawaii business to a third party; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential adverse effect of the molasses release on Matson’s business and stock price, the potential for changes in the Company’s operations or regulatory compliance obligations and potential governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions, including debarment, relating to the molasses release; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations and ratification of the February 20, 2015 tentative agreement with the ILWU covering U.S. West Coast ports; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts) (Unaudited)

	Three-Months Ended		Year End
	December 31		December 31
	2014	2013	2014	2013
Operating Revenue:
Ocean Transportation	$333.2	$309.4	$1,278.4	$1,229.4
Logistics	110.3	101.5	435.8	407.8
Total operating revenue	443.5	410.9	1,714.2	1,637.2

Costs and Expenses:
Operating costs	355.0	361.0	1,433.5	1,402.3
Equity in (income) loss of terminal joint venture	(1.2)	(1.0)	(6.6)	2.0
Selling, general and administrative	40.3	33.0	147.3	132.6
Total costs and expenses	394.1	393.0	1,574.2	1,536.9

Operating Income	49.4	17.9	140.0	100.3
Interest expense	(4.3)	(3.5)	(17.3)	(14.4)
Income before income taxes	45.1	14.4	122.7	85.9
Income tax expense	(17.3)	(7.1)	(51.9)	(32.2)
Net Income	$27.8	$7.3	$70.8	$53.7

Basic Earnings Per Share:	$0.65	$0.17	$1.65	$1.26
Diluted Earnings Per Share:	$0.63	$0.17	$1.63	$1.25

Weighted Average Number of Shares Outstanding:
Basic	43.1	42.8	43.0	42.7
Diluted	43.7	43.3	43.4	43.1

Cash Dividends Per Share	$0.17	$0.16	$0.66	$0.62

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$293.4	$114.5
Other current assets	226.1	234.4
Total current assets	519.5	348.9
Investment in terminal joint venture	64.4	57.6
Property and equipment, net	691.2	735.4
Capital Construction Fund deposits	27.5	—
Other assets	99.2	106.4
Total assets	$1,401.8	$1,248.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$21.6	$12.5
Other current liabilities	201.9	188.1
Total current liabilities	223.5	200.6

Long-term debt	352.0	273.6
Deferred income taxes	308.4	326.1
Other liabilities	154.1	109.8
Total long-term liabilities	814.5	709.5

Total shareholders’ equity	363.8	338.2
Total liabilities and shareholders’ equity	$1,401.8	$1,248.3

Net Debt and EBITDA Reconciliation

	December 31,
(In millions)	2014
Total Debt:	$373.6
Less: Total cash and cash equivalents	(293.4)
Less: Capital Construction Fund deposits	(27.5)
Net Debt	$52.7

	Three-Months Ended December 31
(In millions)	2014	2013	Change
Net Income	$27.8	$7.3	$20.5
Add: Income tax expense	17.3	7.1	10.2
Add: Interest expense	4.3	3.5	0.8
Add: Depreciation and amortization	17.0	17.4	(0.4
EBITDA (1)	$66.4	$35.3	$31.1

	Year Ended December 31
(In millions)	2014	2013	Change
Net Income	$70.8	$53.7	$17.1
Add: Income tax expense	51.9	32.2	19.7
Add: Interest expense	17.3	14.4	2.9
Add: Depreciation and amortization	69.0	69.0	—
EBITDA (1)	$209.0	$169.3	$39.7

(1)           We calculate EBITDA as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies: this calculation of EBITDA is not identical to EBITDA used by our lenders to determine financial covenant compliance.

Diluted Earnings per Share before Litigation Charge Reconciliation

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(in millions, except per share amount)	2014	2013
Net Income	$27.8	$7.3
Add: Litigation Charge	—	9.95
Less: Income Tax Expense effect of Litigation Charge	—	(3.7)
Net Income before Litigation Charge	27.8	13.6
Weighted Average Number of Shares - Diluted	43.7	43.3
Diluted Earnings per Share before Litigation Charge	$0.63	$0.31

Free Cash Flow per Share Reconciliation

Year Ended
December 31,
(in millions, except per share amount)	2014
Cash flow from operations	$165.7
Subtract: Capital expenditures	(27.9)
Free Cash Flow	137.8
Weighted Average Number of Shares - Diluted	43.4
Free Cash Flow per Share	$3.18

Return on Invested Capital

	Year Ended December 31
(in millions, except per share amount)	2014	2013
Net Income	$70.8	$53.7
Add: Interest expense (tax effected) (1)	10.0	9.0
Total Return	$80.8	$62.7

Average Total Debt	$329.9	$302.6
Average Shareholders’ Equity	351.0	309.1
Total Invested Capital	$680.9	$611.7
Return on Invested Capital	11.9%	10.3%

(1) The effective tax rate for 2014 is 42.3% and 37.5% for 2013